Exhibit 33.3

Report of Management on Assessment of Compliance

with SEC Regulation AB Servicing Criteria

1.	First Data Resources, LLC, through its affiliate REMITCO, LLC (jointly, the “Asserting Party”) is responsible for assessing compliance as of and for the 12 month period ending December 31, 2015 (the “Reporting Period”) with the servicing criteria applicable to it under the Securities and Exchange Commission’s Regulation AB Section 229.1122(d) — all servicing criteria except for the criteria set forth in Sections 229.1122(d)(1)(i)-(iv), 1122(d)(2)(i) (except with respect to remittance processing services it provides in connection with loan and/or receivables portfolios that include pool assets for the asset backed securities issued by Dryrock Issuance Trust and processed at the First Data Langhorne and Monterey Park facilities (the “Platform”); such services being limited to the opening, listing, and depositing of remittance payments mailed to post office boxes serviced by the Asserting Party pursuant to the agreements between the Asserting Party and Wells Fargo Bank, N.A. and Barclays Bank Delaware (the “Transaction Agreements”)), 1122(d)(2)(ii)-(vii), 1122(d)(3)(i)-(iv), and 1122(d)(4)(i)-(xv), (such criteria, after giving effect to the preceding exceptions, the “Applicable Servicing Criteria”). With respect to Item 1122(d)(2)(i), the Asserting Party’s responsibility is limited to the opening, listing, and depositing of remittance payments mailed to post office boxes serviced by the Asserting Party as required and pursuant to the Transaction Agreements, and the Asserting Party does not take responsibility for any other matters.

2.	The Asserting Party used the Applicable Servicing Criteria to assess its compliance with the Applicable Servicing Criteria;

3.	The Asserting Party has complied, in all material respects, with the Applicable Servicing Criteria as of December 31, 2015, and for the period from January 1, 2015 through December 31, 2015 with respect to the opening, listing, and depositing of remittance payments mailed to post office boxes serviced by the Asserting Party as required for the Platform and pursuant to the Transaction Agreements;

4.	Ernst & Young LLP, a registered public accounting firm, has issued an attestation report on the Asserting Party’s assessment of compliance with the Applicable Servicing Criteria as of December 31, 2015 and for the Reporting Period.

First Data Resources, LLC and

REMITCO, LLC

By: _/s/ Matthew Pribus______________

Name: Matthew Pribus

Title: VP Output Services

February 10, 2016